Exhibit 99.1

05-Aug-2026

Diodes, Inc. (DIOD)

Q2 2026 Earnings Call

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CORPORATE PARTICIPANTS

Leanne K. Sievers

President, Shelton Group

Gary Yu

President, Chief Executive Officer & Director, Diodes, Inc.

Brett R. Whitmire

Chief Financial Officer, Diodes, Inc.

Emily Yang

Senior Vice President-Worldwide Sales & Marketing, Diodes, Inc.

OTHER PARTICIPANTS

Elliott Smith

Analyst, Truist Securities, Inc.

Tristan Gerra

Analyst, Robert W. Baird & Co., Inc.

David Williams

Analyst, Needham & Co. LLC

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MANAGEMENT DISCUSSION SECTION

Operator: Good afternoon and welcome to Diodes Incorporated Second Quarter 2026 Financial Results Conference Call. At this time, all participants are in a listen-only mode. At the conclusion of today's conference call, instructions will be given for the question-and-answer session. [Operator Instructions] As a reminder, this conference call is being recorded today Wednesday, August 5, 2026.

I would now like to turn the call over to Leanne Sievers of Shelton Group Investor Relations. Leanne, please go ahead.

Leanne K. Sievers

President, Shelton Group

Good afternoon and welcome to Diodes second quarter 2026 financial results conference call. I'm Leanne Sievers, President of Shelton Group, Diodes' Investor Relations Firm. Joining us today are Diodes' President and CEO, Gary Yu; CFO, Brett Whitmire; Senior Vice President of Worldwide Sales and Marketing, Emily Yang; and Vice President of Marketing and Investor Relations, Gurmeet Dhaliwal. I'd like to remind our listeners that the results announced today are preliminary as they are subject to the company's finalizing its closing procedures and customary quarterly review by the company's independent registered public accounting firm. As such, these results are unaudited and subject to revision until the company filed its Form 10-Q for its quarter ended June 30, 2026.

In addition, management's prepared remarks contain forward-looking statements which are subject to risks and uncertainties and management may make additional forward-looking statements in response to your questions. Therefore, the company claims the protection of the Safe Harbor for forward-looking statements that is contained in the Private Securities Litigation Reform Act of 1995. Actual results may differ from those discussed today and therefore we refer you to a more detailed discussion of the risks and uncertainties in the company's filings with the

Securities and Exchange Commission, including Forms 10-K and 10-Q. In addition, any projections as to the company's future performance represent management's estimates as of today August 5, 2026. Diodes assumes no obligation update these projections in the future, as market conditions may or may not change, except to the extent required by applicable law.

Additionally, the company's press release and management statements during this conference call will include discussions of certain measures and financial information in GAAP and non-GAAP terms. Included in the company's press release are definitions and reconciliations of GAAP to non-GAAP items, which provide additional details. Also, throughout the company's press release and management statements during this conference call, we refer to net income attributable to common stockholders as GAAP net income. For those of you unable to listen to the entire call at this time, a recording will be available via webcast for 90 days in the Investor Relations section of Diodes website at www.diodes.com.

And now I'll turn the call over to Diodes President and CEO, Gary Yu. Gary, please go ahead.

Gary Yu

President, Chief Executive Officer & Director, Diodes, Inc.

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Welcome everyone and thank you for joining us on today's conference call. As announced in our press release earlier today, we extend our momentum in the second quarter with revenue again increasing more than 20% year-over-year, driven by growth across all regions. Revenue also increased 10% sequentially, coupled with our record global POS. As the sixth consecutive quarter of double-digit year-over-year growth, this quarter serves as a further confirmation of strengthening demand in overall market, combined with Diodes expanding content across our analog and our power solutions in our key focus areas of automotive, industrial, and AI server related applications.

Automotive revenue reached a record level, up 21% of our product revenue. We continue to drive increased content with an expanding pipeline of new products that's resulting in consistent market share gains across our region's auto manufacturers and suppliers.

Also during the quarter, the cost and operating initiative we previously implemented during the market slowdown are producing measurable benefit to gross margin and our bottom line. With margin increasing 160 basis point year-over-year, and a non-GAAP earnings increasing by more than 100% again this quarter. These actions have also contributed to increased cash flow that has enabled us to reinvest in our growth and innovation, while also looking for inorganic opportunity to expand our technology portfolio such as recent proposed acquisition of ElevATE Semiconductor. ElevATE is a fabless semiconductor company that specializes in development of integrated circuit of automated test equipment or ATE. The explosive growth, increasing complexity, and higher performance requirements of IC used in automotive, industrial data center, and the AI applications are driving greater semiconductor production volume, and in turn increasing demand for automated test equipment.

This acquisition enhances our ability to provide a broader solution to customers and launch a new and advanced product line that will drive increased dollar content in ATE applications. I also want to add that this acquisition is immediately accretive and expect to add approximately $50 million of revenue in the first 12 months post close, with revenue expected to grow at a CAGR of greater than 20% over the next four years, and with gross margins significantly higher than Diodes' corporate average.

As we look to the third quarter, we expect to extend our accelerating traction with revenue anticipated to increase 30% year-over-year and 14% sequentially at the midpoint. We also expect to deliver another 190-basis-point sequential improvement in gross margin as our utilization continues to improve combined with a 2.8 times year-over-year improvement in non-GAAP earnings. These expected result drives us closer toward our three year financial goals of $2 billion in annual revenue and over $4 in non-GAAP EPS.

With that, let me now turn the call over to Brett to discuss our second quarter financial results as well as third quarter guidance in more detail.

Brett R. Whitmire

Chief Financial Officer, Diodes, Inc.

Thanks, Gary. And good afternoon, everyone. Revenue for the second quarter of 2026 was $445.5 million, an increase of 22% over $366.2 million in the second quarter of 2025 and up 10% compared to $405.5 million in the first quarter of 2026. Gross profit for the second quarter was $147.6 million or 33.1% of revenue compared to

$115.3 million or 31.5% of revenue in the prior year quarter, and $128.8 million or 31.8% of revenue in the prior quarter.

GAAP operating expenses for the second quarter were $114.3 million or 25.6% of revenue, and on a non-GAAP basis were $108.6 million or 24.4% of revenue, which excludes $3.9 million amortization of acquisition related

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intangible asset cost, $1.5 million of board and officer retirement expense, and $0.3 million of acquisition related cost. This compares to GAAP operating expenses in the second quarter 2025 of $105.9 million or 28.9% of revenue, and $109 million or 26.9% of revenue in the prior quarter. Non-GAAP operating expenses in the prior quarter were $103.9 million or 25.6% of revenue.

Total other income amounted to approximately $24.7 million for the quarter, consisting of $20 million in unrealized gain on investments. $5.5 million in interest income, $0.5 million in other income offset by $1 million in foreign currency losses, and $0.3 million in interest expense. Income before taxes, equity and net earnings of equity investments and non-controlling interest in the second quarter of 2026 was $58 million, compared to $53.2 million in the prior year period and $22.4 million in the previous quarter. Turning to income taxes, our effective income tax rate for the second quarter was approximately 12.3%. For 2026, we expect the tax rate for the full year to remain at approximately 18% plus or minus 3%.

GAAP net income for the second quarter was $46.6 million or $1 per diluted share compared to a net income of

$46.1 million or $0.99 per diluted share in the prior year quarter, and net income of $15 million or $0.32 per diluted share last quarter. The share count used to compute GAAP income per share for the second quarter 2026 was 46.4 million shares. Non-GAAP adjusted net income in the second quarter was $32.5 million or $0.70 per diluted share, which excluded net of tax and $18.7 million gain on investments, $3.2 million of acquisition-related intangible asset cost, $1.2 million in board/officer retirement expense, and $0.2 million in acquisition related costs. This compares to non-GAAP adjusted net income of $15 million or $0.32 per diluted share in the second quarter of 2025, and $19.8 million or $0.43 per diluted share in the prior quarter.

Excluding non-cash share based compensation expense of $8.9 million for the second quarter, net of tax, both GAAP net income and non-GAAP adjusted net income would have increased by $0.19 per share.

EBITDA for the second quarter was $83.5 million or 18.7% of revenue compared to $84.5 million or 23.1% of revenue in the prior year period, and $49.4 million or 12.2% of revenue in the prior quarter. We have included in our earnings release a reconciliation of GAAP net income to non-GAAP adjusted net income, and GAAP net income to EBITDA, which provides additional details.

Cash flow provided by operations was $68.5 million for the second quarter. Free cash flow was $34.8 million, including $33.6 million of capital expenditures. Net cash flow was a positive $32.9 million, which includes $10 million for the stock buyback program.

Turning to the balance sheet. At the end of second quarter, cash, cash equivalents, restricted cash, plus short term investments totaled approximately $442 million. Working capital was approximately $931 million and total debt, including long-term and short-term was approximately $40 million. In terms of inventory, at the end of second quarter, total inventory days decreased to approximately 152 days as compared to 157 days last quarter. Finished goods inventory days were approximately 51 days compared to 55 days last quarter. Total inventory dollars increased $11.8 million from the prior quarter to $504.6 million, consisting of an $8.7 million increase in raw materials, a $4.2 million increase in work in process, and $1.1 million decrease in finished goods. The increase in inventory helps to support customers and expected growth, as well as, longer wafer manufacturing lead times. Capital expenditures on a cash basis were $33.6 million for the second quarter or 7.5% of revenue, which was within our targeted annualized range of 5% to 9% of revenue.

Now turning to our outlook for the third quarter, we expect revenue to increase to approximately $510 million, plus or minus 3%. At the midpoint, this represents a 30% increase year-over-year and a 14% increase sequentially.

GAAP gross margin is expected to expand to 35% plus or minus 1%. Non-GAAP adjusted EPS is expected to be

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$1.05 plus or minus $0.10.

With that, I will now turn the call over to Emily Yang.

Emily Yang

Senior Vice President-Worldwide Sales & Marketing, Diodes, Inc.

Thank you, Brett. And good afternoon. As Gary and Brett mentioned, revenue in the second quarter was up 10% sequentially and exceeded the midpoint of our guidance. This growth was mainly driven by strong demand in Asia, followed by North America. Global POS increased quarter over quarter and reached record levels driven by Americas, followed by Asia and Europe. Our channel inventory decreased both in terms of dollars and weeks again this quarter, with the weeks lower than our normal range of 11 weeks to 14 weeks. The supply disruption I've mentioned on previous call continues, and we remain strategically focused on building long term sustainable business and content opportunities at key automotive, industrial, and AI related applications and customers. Our achievement of record automotive revenue in the quarter validates the success of our strategy and market share gain with customers.

With our strong second quarter result, and third quarter guidance, this further underscores our solid operational performance and the initial benefit from our aggressive capacity expansion activities, and our hybrid manufacturing strategy. Looking at global sales in the second quarter, Asia represented 79% of revenue; Europe, 12%; and North America, 9%. In terms of our end markets, industrial was 23% of Diodes' product revenue; automotive, a record 21%; computing, 28%; consumer, 17%; and communications, 11% of product revenue.

Overall, AI infrastructure is becoming an increasingly important growth driver for Diodes that spans multiple end markets. AI should be viewed not as a single application, but as a broad system level ecosystem.

In a typical AI infrastructure platform, Didoes' content can attach across several applications, including the server motherboard, a power network that supports a full power life cycle, networking switches, storage, and high-speed optical interconnect. Across this combined AI application areas, our estimated total content opportunity is approximately $267, representing a meaningful incremental increase compared to AI server platform of $109 million. With several new products scheduled for release over the next few quarters, Diodes is well-positioned to expand its BOM content, strengthen socket penetration, and gain share as AI platform continue to scale in power density, connectivity bandwidth, and system complexity.

Now let me review the end market in greater detail. Starting with automotive markets, revenue grew 15% sequentially and over 37% year-over-year. That increase was driven by continuous business expansion and market share gains. Our design win momentum extended across all focus areas in connected driving adoption of ADAS, telematics, and infotainment systems continue to accelerate as automakers increase the number of sensors, cameras, radar modules, and processors within each vehicle. This architectures require robust interface, and protection solutions, and we are seeing strong momentum for our voltage translation ICs, power management, and networking product as vehicle communication and processing requirement continue to increase.

Across comfort, style, and safety, we are seeing strong adoption of power protection, smart power switching, motor control and automotive lighting solutions. The advanced lighting solutions, vehicle body electronics, and intelligent control modules continue to require higher level of functionality and reliability, creating additional opportunities for our products. In electrification, the transition towards higher voltage EV platforms, faster charging infrastructures, and more sophisticated battery management systems is driving demand for our power semiconductors, wideband gas solutions, and signal management devices. We continue to expand our portfolio to

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address applications ranging from battery management and onboard charging to DC-DC conversion and zone control architecture.

Overall, our automotive portfolio continues to gain traction across both ICE and EV applications. Our emphasis on our three focus areas combined with higher vehicle semiconductor content continue to support our long term automotive growth strategy.

Turning to industrial markets, revenue increased 5% sequentially and over 24% year-over-year. As a percentage of total product revenue, industrial was down 1% from last quarter while actual demand remains strong. The industrial market continues to benefit from strong demand across AI infrastructures, industrial automation, robotics, energy management, healthcare, and smart infrastructure applications. Growth is being driven by increasing requirements for power efficiency, sensing, connectivity, and embedded intelligence in next generation systems. With the shift towards 400-volt and 800-volt power architectures becoming an important trend in AI related applications, our power management products and discrete products remained key growth drivers.

This transition supports higher power density, lower distribution losses, and more efficient intermediate bus conversion, creating additional content opportunity for us. We are also seeing new growth opportunity emerge through humanoid robotics, where increasing system complexity is creating demand for discrete products, voltage translation, and connectivity solutions as commercial deployment move towards scale. Overall, Diodes is well positioned to benefit from the increasing intelligence, embedded computing, connectivity, and power demand for next generation industrial systems.

In the computing market, revenue increased 18% sequentially and 33% year-over-year. This market continues to be our strongest growth driver due to accelerating adoption across data center, AI server, cloud infrastructure, and storage platforms. Our timing portfolio continues to gain traction as customers transitioned to next generation PCI Express architectures. We secured multiple strategic server platform design wins for our clock generators and timing solutions with design activity, customer engagements and backlog trends remaining remain strong. New timing products are now ramping into the latest AI server platforms further expanding our presence in this high growth markets.

Beyond timing, the AI infrastructure build out is increasing semiconductor content per server, creating opportunities across connectivity, signal integrity, interface, power management, sensing, and protection devices. We're also benefiting from increasing power density requirement in AI servers and data centers, which are driving strong demand for our power distribution, protection, sensing, and voltage reference portfolios.

In the consumer market, revenue increased almost 10% sequentially and 17% year-over-year, but remained flat to the last quarter as a percentage of total product revenue. Overall, the market remained challenged by memory shortage and slower demand. That said, we did see some areas of strength that help offset these supply challenges. We saw strength in charging, USB power delivery solutions, ESD protection devices for storage applications, and level shifters, and interface product benefiting from increasing adoption of AI enabled IoT devices, smart home systems, and multi-voltage architectures. Together, these product families reflect our focus on higher value customer applications where increasing functionality, connectivity and power efficiencies are driving greater semiconductor content.

Lastly, in the communication market, revenue decreased 7% sequentially and approximately 3% year-over-year. Demand in this market remains soft, especially in the smartphone market in China. On a positive side, networking remained strong with demand creation momentum supported by growing investments in AI infrastructures, enterprise networking, and next generation mobile devices. Within mobile and edge devices, we continue to

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benefit from demand for power management product in AI enabled smartphones, wearables, and emerging smart glasses. AI is attracting new opportunities across both networking infrastructures, and intelligent edge devices, expanding our design win pipeline, and supporting future growth in communication market for Diodes.

In summary, we are pleased with our strong growth momentum and gross margin expansion as we continue to emphasize content expansion initiatives across our key focus area of automotive, industrial, and AI server related applications. We are guiding for continuous growth in revenue, margins, and non-GAAP earnings, which puts us on a solid track towards the achievement of our three year financial goals.

With that, we now open the floor to questions. Operator?

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QUESTION AND ANSWER SECTION

Operator: We will now begin the question-and-answer session. [Operator Instructions] Your first question comes from the line of William Stein from Truist Securities. Please go ahead.

Elliott Smith Analyst, Truist Securities, Inc.	Q

Hi, this is Elliot on for Will. Thanks for letting me ask a question. First, can you provide some color on your SPFAB, the status of revenue and profitability, maybe where things stand on utilization and getting products qualified and moved in-house?

Gary Yu President, Chief Executive Officer & Director, Diodes, Inc.	A

Well, hi, this is Gary. Let me give you some insight about that wafer fab. Usually we don't provide this kind of detail for that particular wafer fab, but as I say so up on a couple of quarter, and I do believe in the progress of loading that wafer fab continue growing on that, and also we do see the key customer starting using that wafer produced by that wafer fab as their product and I do believe in the near future , and we can continue to grow the utilization on this wafer fab.

Elliott Smith Analyst, Truist Securities, Inc.	Q

Okay. Thank you. And then if I get one more. Can you talk us through in market expectations as we move into Q3, and then potentially into Q4 as well, given such strong growth you're expecting, and then, if I can try, if you could look a little further out, maybe ranking your growth opportunities as you move into 2027. Thank you.

Emily Yang Senior Vice President-Worldwide Sales & Marketing, Diodes, Inc.	A

Thank. Hi, this is Emily. Let me answer this question, right. So overall, Q3, with a very strong guidance, $14.5 million quarter-over-quarter growth. We do expect growth from almost all the end market segments. I would say majority would continue be driven by the AI related applications, especially on the server motherboard side. I think automotive definitely shows a lot of strength, very strong growth momentum, and we expect that will continue by market share gain, and the expansion of some of the product.

On the industrial side, I think the excess inventory is definitely beyond us right now. We definitely also seen the market recover from there. So we also expect industrial growth in the third quarter.

Consumer is usually a peak quarter for the third quarter. I know there are some combination of different things, but all-in-all, we also expect that to see some improvement.

On the communication side, where smartphone demand is very similar to consumer. So similar to the comment I made before. On top of that, we believe the networking portion of this communication market then should continue to grow, driven especially with some AI networking switches and routers, right. So I would say all in all, we actually have a really good guidance for Q3, and we're definitely marching towards to make sure we achieve

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and meet the goals.

Regarding Q4, we usually don't provide more than one quarter's guidance, but definitely we're seeing good momentum so far for the Q4. I think for next year, it's a little bit longer out there. But all-in-all, with the market we're seeing, we feel it should be stronger than usual.

Elliott Smith Analyst, Truist Securities, Inc.	A

Thank you.

Operator: Our next question comes from the line of Tristan Gerra from Baird. Please go ahead.

Tristan Gerra Analyst, Robert W. Baird & Co., Inc.	Q

Hi. Good afternoon. Some of your peers have reported some constraints, notably for power product supply. Are you seeing any supply constraint? Will you be able to ship more without it notably into data center?

Emily Yang Senior Vice President-Worldwide Sales & Marketing, Diodes, Inc.	A

Right, Tristan, I think overall we've been talking about very strong demand across the board. I think there's definitely pockets of, I would say areas that are a little bit more constrained than the others. But all in all, what we really want to focus is actually a focused working with our strategic customers, and give them the best product we can. I think during the COVID, we actually had similar discussions before. Our focus is really working with the customer, understand their true demand and give them the best product to make sure to prevent any of the shortage or lying down issue they are facing. But I would say, all-in-all, because the demand is so strong, definitely there's pockets of areas of supply is a little bit constrained.

Gary Yu President, Chief Executive Officer & Director, Diodes, Inc.	A

Yeah. And also, Tristan, let me add more color on that right And as Emily said we do see there's very strong in our demand this year, even furthermore in the next year. But as we leverage more on our heavy model, no matter internal or external, we want to make sure we can continue to add capacity, no matter by continue utilizing our internal wafer fab, and also adding more capacity in our backend to support our customer. So, our growth not only depends on demand , but also we do have more capacity we can support the customer for the future needs.

Tristan Gerra Analyst, Robert W. Baird & Co., Inc.	Q

Okay, great. And then just as a quick follow-up. So, you've mentioned capacity expansion efforts, is that on the front-end, is that internal capacity, and if so, in what geography are you building capacity?

Gary Yu President, Chief Executive Officer & Director, Diodes, Inc.	A

Well, let me say that in this way. Okay. For the wafer fab, we continue utilizing improving the utilization for our GFAB and SPFAB, and there's some room we can also – we can do more on that. And also we're doing some migration from 6-inch to 8-inch, right, to get more capacity on the wafer fab. Also leverage our external partner right and no matter if that partner is in Korea or in Thailand to get more capacity from them. So that's one thing. Secondly is therefore our assembly/testing, probably 75% of assembly/testing we do internally. On the particular

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package we are doing here, we do add more capacity on that. We are not adding any packaging at the capacity. We selectively pick-up that package which might get more for example by DFN or CSP, this type of package we can provide a better value, and we can provide a better service to our key customers as Emily said. We will continue to do an investment on that.

Tristan Gerra Analyst, Robert W. Baird & Co., Inc.	Q

Okay. And then lastly, I'll just squeeze one in really quick. What's the percentage of your production that's currently fab versus what's outsourced?

Gary Yu President, Chief Executive Officer & Director, Diodes, Inc.	A

It's about a 50-50 at this moment.

Tristan Gerra Analyst, Robert W. Baird & Co., Inc.	Q

Great. Thank you very much.

Gary Yu President, Chief Executive Officer & Director, Diodes, Inc.	A

Thank you.

Operator: Our next question comes from the line of David Williams from Needham & Company. Please go ahead.

David Williams Analyst, Needham & Co. LLC	Q

Hey, everyone. Thanks for taking my question. I certainly appreciate it.

Emily Yang Senior Vice President-Worldwide Sales & Marketing, Diodes, Inc.	A

Hi, David.

Gary Yu President, Chief Executive Officer & Director, Diodes, Inc.	A

Hi, David.

David Williams Analyst, Needham & Co. LLC	Q

Hi. Hi. So, look, you guys are doing a really great job here of finding the demand and continuing to grow, and in all the right areas and driving gross margin. I guess if I kind of think about the most recent acquisition you made, ElevATE, can you talk maybe through some of that color or maybe rationale. It seems like a really great fit. But just kind of curious if there's anything about that acquisition that maybe we're not thinking of or haven't really understood yet, do you think?

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Gary Yu President, Chief Executive Officer & Director, Diodes, Inc.	A

Of course. And first we are very excited about the recent proposed acquisition of this company. As I said, ElevATE is a fabless semiconductor company, very special, and very strong in developing IC for ATE, that kind of application like automated testing equipment. Okay. I think ElevATE complements Diodes' internal analog and a mixed signal product portfolio with highly differentiated IP, and a higher margin product with a low power, high density, higher performance signal chain amplifier, and a data converter. We do, of course, see a lot of synergy, especially on product synergy, and also we do see the market synergy for example, by increasing our exposure on the attractive ATE market, and also through this effort with new customers and opportunity to expand our share for the wallet to the existing customer.

So all in all I would say that with this kind of synergy we combine ElevATE core channel expertise with advanced analog and our power portfolio, and we can easily expand our channel provider to ATE platform solution provider. So with this kind of synergy together, we can easily put an addressable market, same probably like $1 billion at least to the BOM.

David Williams Analyst, Needham & Co. LLC	Q

Great. Okay, very good. Certainly I appreciate that. And then I think this question was asked around the edges earlier, but just kind of curious if you could give us your thoughts on maybe the demand trends and how that the channel inventory, if you feel like you're shipping to consumption and maybe any concerns about double ordering, just kind of given the strength of the demand, do you think that's beginning to happen or do you feel like you've got a pretty good handle on that? Thank you.

Emily Yang Senior Vice President-Worldwide Sales & Marketing, Diodes, Inc.	A

Hi, David. This is Emily. If you look at our channel inventory, we actually decreased both in terms of dollars as well as weeks, it's definitely lower than our normal range of 11 weeks to 14 weeks. Right. So we definitely don't see the double booking or double shipments to the customer building up the channel inventory at this moment. I think, you know what, we're looking at is, you know, we try to balance the ship through at this moment, but we're not there. So I don't really think this is a concern, right?

David Williams Analyst, Needham & Co. LLC	Q

Thanks so much. I appreciate the help.

Operator: That concludes our question-and-answer session. I will now turn the call back over to Gary Yu, CEO and President for closing remarks.

Gary Yu

President, Chief Executive Officer & Director, Diodes, Inc.

Thank you everyone for participating on today's call. We look forward to reporting our continued progress on next quarter's conference call. Operator, you may now disconnect.

Operator: Ladies and gentlemen, that concludes today's call. Thank you all for joining. You may now disconnect.

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